12/14/199918:114 SSH135 FYBB-NB-35133

                                                                           ($75)
      FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

  No. C 4602-98

  DEC 14 1999
/s/ Dean Heller
DEAN HELLER SECRETARY OF STATE



                                PIONEER2000, INC.

           Certificate of Designation, Powers, Preferences and Rights
                                     of the
             1999-GLOBAL GROUP Series of Convertible Preferred Stock


         The undersigned, President of PIONEER2000, INC., a Nevada Corporation (hereinafter called the "Company") does hereby certify as required by NRS 78.195(6) that the following resolution has been duly adopted by the Board of Directors of the Company:

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Certificate of Incorporation, as amended (hereinafter the "Certificate of Incorporation") of the Company, there hereby is created, out of the 2,000,000 shares of preferred stock of the Company authorized in Article III of its Certificate of Incorporation (the "Preferred Stock"), a series of 855,000 shares, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation of the Company which are applicable to the Preferred Stock):

         1. Designation.

         The designation of the said series of the Preferred Stock shall be the "The 1999-GLOBAL GROUP Series of Convertible Preferred Stock" (the "1999-GLOBAL GROUP Series").

         2. Number of Shares; Par Value and Stated Capital.

         The number of shares of the 1999-GLOBAL GROUP Series shall be


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limited to 855,000. The shares of the 1999-GLOBAL GROUP Series shall be issued as full shares and shall have both a par value and a stated value of $.001 per share.


         3. Dividends.
         The holders of the 1999 GLOBAL GROUP Series of Convertible Preferred Stock shall only be entitled to receive dividends from earnings of the Company's subsidiary; Global Group International, Inc. The holders of the 1999-GLOBAL GROUP Series of Convertible Preferred Stock shall receive a dividend equal to ten percent (10%) of such earnings (defined as net income after taxes) on a quarterly basis, if earned. If not earned, so much of the dividend. as earned shall be paid and the balance accrued to be paid when earned. The Company covenants to secure the payment of a dividend from the subsidiary to the Company, on a quarterly basis, to the extent of the current and all accrued dividends owing, to the extent earned. Such dividend fund shall be distributed pari passu to the issued and outstanding shares of the 1999-GLOBAL GROUP Series as of the last day of the quarter for which the current dividend is being paid.

         4. Liquidation.
         In the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of shares of 1999-GLOBAL GROUP Series of Convertible Preferred Stock shall be entitled to receive out of the assets of the Company, all of the Common Stock of the Company's subsidiary, Global Group International, Inc., and shall not receive any other assets, whether capital or surplus of any nature.

         5. Required Repurchase (Put).

         Commencing May 1, 2004, the holders of the 1999-GLOBAL GROUP Series of Convertible Preferred Stock shall have the right to require that the Company repurchase the shares of such 1999-GLOBAL GROUP Series, as provided herein. Such right shall be exercisable


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

at any time after May 1, 2004 and from time to time, subject to the following restrictions and limitations:


          (a) The repurchase price (Put price) shall be calculated - based on the audited financial statements of Global Group International, Inc. for the year ended December 31, 2003. The net. earnings of Global Group International, Inc., .after taxes but before the payment of any dividends,* shall be multiplied by the same price/earnings multiple accorded in the stock market to the Common Stock of the Company. All of the accrued but unpaid dividends, to the extent earned, shall be added to such calculated market capitalization and the total shall be divided by the number of shares of the 1999-GLOBAL GROUP Series issued and outstanding on May 1, 2004 and such price shall be the repurchase price until such time as all shares of the 1999-GLOBAL GROUP series shall have been repurchased.

          (b) Shares put for repurchase shall be repurchased, subject to (c) following, within ten (10) business days following receipt of the put. Puts shall be made by transmittal to the Company of certificates for sufficient shares to cover the put being made, together with a written demand specifying the number of shares being put. The Company shall transmit the certificates) to the Company's transfer agent with appropriate instructions to return to the holder the shares in excess of those being put.

          (c) The Company shall repurchase shares strictly in the order in which repurchase demands (puts) are made, using the date and time of receipt by the Company to determine priority.



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         6. Redemption.

         (a) At any time after May 1, 2004, the Company, at the option of the Board of Directors, may redeem the whole of, or from time to time may redeem any part of, the 1999-GLOBAL GROUP Series of Convertible Preferred Stock on any dividend date by paying in cash therefor the repurchase price as calculated under Paragraph 5(a) above per share. .

         (b) In case of the redemption of a part only of the outstanding shares of the 1999-GLOBAL GROUP Series of Convertible Preferred Stock, the Company shall designate by lot, in such manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Less than all of the shares of the 1999-GLOBAL GROUP Series of Convertible Preferred Stock at any time outstanding may not be redeemed until all dividends declared, accrued and in arrears upon all of the shares of the 1999-GLOBAL GROUP Series of Convertible Preferred Stock outstanding shall have been paid for all past dividend periods, and until full dividends, if any, for the then current dividend period on all shares of the 1999-GLOBAL GROUP Series of Convertible Preferred Stock then outstanding, other than the shares to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment. At least 30 days' previous notice by mail, postage prepaid, shall be given to the holders of record of the shares to be redeemed.


         7. Voting.

         The 1999-GLOBAL GROUP Series of Convertible Preferred Stock shall have voting rights. For voting purposes, such series shall be considered part of the Common Shares and shall vote with the common stock, rather than as a separate series of preferred stock. Each share of the 1999-GLOBAL GROUP Series of Convertible Preferred Stock shall have one vote per share.


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

           8.  Conversion.

         The shares of 1999-GLOBAL GROUP Series of Convertible Preferred Stock shall, after January 1, 2001, at the option of the respective holders thereof, be convertible into fully paid and nonassessable Common Shares of the Company' subsidiary, Global Group International, Inc., upon certain terms and conditions, at any time and from time to time, except that any of such 1999-GLOBAL GROUP :shares which have been called for redemption shall be convertible up to and including, but' not after, the close of business on the tenth (10) day prior to the redemption date:

          (i) In order to exercise the conversion privilege, at least 65% of the then issued and outstanding shares of the 1999-GLOBAL GROUP Series must agree to convert simultaneously, in which event all of the issued and outstanding shares of the 1999-GLOBAL GROUP Series shall be converted and by the acceptance of a share, of the 1999-GLOBAL GROUP Series each holder agrees to such mandatory conversion. The holder of shares of the 1999 GLOBAL GROUP Series to be converted shall surrender the certificate or certificates therefor to any transfer agent of the Company for such shares, duly endorsed in blank for transfer with the signature Medallion guaranteed, accompanied by written notice of election to convert such shares or a portion thereof executed on the form set forth on such certificates or on such other form as may be provided form time to time by the Company.


                   As soon as practicable after the surrender of such certificates as provided above, the Company shall cause to be issued and delivered, at the office of such transfer agent, to or on the order of the holder of the certificates thus surrendered, a certificate or certificates for the number of full shares of Common Stock of Global Group International, Inc. issuable hereunder upon the conversion of such shares of the 1999-


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


          GLOBAL GROUP Series. Such conversion shall be deemed to have been effected on the date on which the certificates for such shares of the 1999-GLOBAL GROUP Series have been surrendered as provided above, and the person in whose name any certificate or certificates for Common Stock OF Global Group International, Inc. are issuable upon conversion shall be deemed to have become on such date the holder of record of the shares, represented thereby.

          (ii) The shares of 1999-GLOBAL GROUP Series of Convertible Preferred Stock shall be convertible into Common Shares of Global Group International, Inc. on the following formula basis:

                         (A) First, the net income after taxes of Global Group
                    International, Inc. for the prior fiscal quarter shall be multiplied by 4 to determine an annualized value;


                         (B) Second, the annualized value shall be multiplied by
                    the price/earnings multiple accorded by the stock market to the Common Stock of the Company to determine a calculated market capitalization;

                         (C) Third, the Company's total capital contributions
                    and advances/loans to Global Group International, Inc., and the dates thereof, shall be determined;


                         (D) Fourth, the value of the Company's contributions
                    and advances/loans shall be determined by multiplying each such contribution and advance/loan, from the date made to the then current date, by 35$ per annum, uncompounded, and adding the result to the total contributions and advances/loans as determined in (C) above;


                         (E) Fifth, the calculated market capitalization, as
                    determined in (B) above shall be divided by $5.00 to determine a calculated number of


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


                    shares of the Common Stock of Global Group International, Inc. to be issued and outstanding;

                         (F) Sixth, the value of the Company's contributions and
                    advances/loans as determined in (D) above shall be divided by $5.00 to determine the number of shares of the Common Stock of Global Group International, Inc. to be retained by the Company in. consideration of its contributions and advances/loans;'

                         (G) Seventh, the number of shares to be retained by the
                    Company shall be subtracted from the total calculated shares as determined in (E) above;

                         (H) Eighth, any shares to be sold to the, public in
                    conjunction with the conversion shall be subtracted from the remaining shares. to determine the total shares available for distribution on the conversion of the 1999-GLOBAL GROUP Series;

                         (I) Ninth, the remaining shares shall be divided
                    equally among the issued and outstanding shares of the 1999-GLOBAL GROUP Series.

          (iii) No fractional share of Common Stock shall be issued upon conversion of any share of the 1999-GLOBAL GROUP Series, but in lieu of fractional shares the number of shares being issued shall be rounded up to the next higher full share.

          (iv) All certificates for the shares of the 1999-GLOBAL GROUP Series surrendered for conversion as provided herein shall be canceled and retired, and no further shares of the 1999-GLOBAL GROUP Series shall be issued in lieu thereof.

          (v) The exercise of the conversion privilege shall be subject to such regulations, not inconsistent with the foregoing provisions of this paragraph, as may from time


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


          to be adopted by the Hoard of Directors of the Company.

          (vi) All shares of Common Stock of Global Group International, Inc. issued upon the conversion of the shares of the 1999-GLOBAL GROUP, Series shall be validly issued and outstanding, and fully paid and nonassessable.

         9. No. Preemptive Rights

         No holder of any shares of the 1999-GLOBAL GROUP, .Series of Convertible Preferred Stock, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any .new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and attested to by its Secretary this 28th day o! May, 1999.


                                              PIONEER2000, INC.

ATTEST:
[Corporate Seal]
                                                    /s/ Edward E. Litwak
                                                    ---------------------
                                                    Edward E. Litwak, President

/s/ Robert Stulman
------------------
Robert Stulman, Secretary


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


STATE OF NEW YORK         :
                          :ss
COUNTY OF NEW YORK        :


                                 ACKNOWLEDGEMENT


         Personally appeared before me, a notary public in and for said County and State, Edward E. Litwak, known to me or duly proved to me, who stated that he was the President of Pioneer2000, Inc., a Nevada corporation, and he acknowledged that he. had executed the Certificate of Designation on behalf of such corporation for the Purposes stated therein.


                                             /s/ Leonora C. Seid
                                             -------------------

               My Commission Expires:
                                                     Leonora C. Seid
                                             NOTARY PUBLIC, STATE OF NEW YORK
                                                       NO. 4966893
                                                QUALIFIED IN NASSAU COUNTY
                                              COMMISSION EXPIRES MAY 21,2000


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